Exhibit 5.1

Invesco Ltd.	Email JWilson@applebyglobal.com
1331 Spring Street NW
Suite 2500	Direct Dial +1 441 298 3559
Atlanta, Georgia 30309	Fax +1 441 298 3388
USA	Your Ref

Appleby Ref 137506.0044/JOW/ KC 31 July 2024

Dear Colleagues,
Bermuda Office
Invesco Ltd. (Company)
Appleby (Bermuda) Limited
Canon’s Court	INTRODUCTION
22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244	This opinion as to Bermuda law is addressed to you in connection with the filing of a Registration Statement on Form S-8 with the United States Securities and Exchange Commission (Registration Statement) by the Company with respect to 14,800,000 common shares of par value US$0.20 per share in the Company (Common Shares) to be issued pursuant to the terms of the Amended and Restated Invesco Ltd. 2016 Global Equity Incentive Plan of the Company, as amended and restated (Plan) and the documents listed in Part 1 of Schedule 1 (Documents).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Documents.

For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 3 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

Except with our prior written consent, this opinion may not be transmitted or disclosed to any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement but it is not to be made available, or relied on, for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the SEC in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, and accordingly do not admit to being an expert within the meaning of the Securities Act.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.  Incorporation and Status: The Company is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Company is in good standing with the Registrar of Companies of Bermuda and has all requisite corporate power and authority to issue the Common Shares.

2.  Share Issuance: When issued pursuant to the applicable Resolutions and the Plan, all necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Common Shares pursuant to Bermuda law will have been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda will have been duly obtained for the issue by the Company of the Common Shares.

3.  Nature of shares: When the Common Shares have been duly issued and paid for pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable Resolutions and the Plan, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

4. Taxes: There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Common Shares.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

SCHEDULE 1

Part 1

The Documents

1. An electronic copy of the Registration Statement filed on 31 July 2024.

2. An electronic copy of the Plan.

3. An electronic copy of the proxy statement of the Company filed with the U.S. Securities and Exchange Commission on 28 March 2024, including the Plan as an appendix.

4. A copy of the Notice to the Public dated 1 June 2005 by the Bermuda Monetary Authority (BMA) made under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (BMA Notice).

Part 2 Other Documents Examined

1. A certified copy of the certificate of incorporation of the Company dated 28 September 2008.

2. A copy of the memorandum of association and fourth amended and restated bye-laws of the Company effective as of 25 May 2023. (together the Constitutional Documents).

3. A Certificate of Compliance, dated 31 July 2024 issued by the Registrar of Companies in respect of the Company (Certificate of Compliance).

4. Certified extracts of the resolutions of the Board of Directors of the Company (Board) adopted on 29 February 2024 (Board Resolutions).

5. A copy of the Register of Directors and Officers of the Company

6. A copy of the results of the Litigation Search.

7. A copy of the results of the Company Search.

Part 3

Searches

1.  A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by an electronic company extract prepared by the Registrar of Companies on 31 July 2024 and the documents delivered by the Registrar of Companies in connection therewith (Company Search).

2.  A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 31 July 2024 (Litigation Search).

SCHEDULE 2

Assumptions

We have assumed:

1.  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarized, faxed or photostatic copies;

2. that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3. the genuineness of all signatures on the Documents;

4. that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have a material effect on any of the opinions herein expressed;

5. that all representations and factual statements appearing in the Registration Statement, the Plan and the Resolutions are true, accurate and complete in all material respects;

6.  that any options granted under the Plan will be in consideration of the receipt by the Company prior to the issue of Common Shares pursuant thereto of either cash, other assets or services at least equal in value to the aggregate par value of such Common Shares;

7. that when filed with the Securities and Exchange Commission, the Registration Statement will not differ in any material respect from the draft that we have examined;

8.  that each Director of the Company, when the Board passed the Board Resolution discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

9.  that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

10.  that at the time of issue by the Committee (as defined in the Plan), as administrator of the Plan, of any Common Shares pursuant to the Plan, such Committee will be a duly constituted committee of the Board having the necessary powers and authorities to administer the Plan, accept enrolments and issue Common Shares pursuant to the Plan;

11.  that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

12.  that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

13.  that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions respectively passed by the Directors of the Company and by the Shareholders in meetings which were duly convened and at which, in each case, a duly constituted quorum was present, maintained and voting throughout and that there is no matter affecting the authority of the Directors, or the Shareholders to approve the adoption of the Plan and filing of the Registration Statement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

14.  that no Common Shares will be issued under the Plan for less than the par value of the Company’s shares and that the Company shall continue to have sufficient authorised and unissued shares reserved for issuance under the Plan and will continue to hold the necessary permission of the BMA for such share issue.

SCHEDULE 3

Reservations

Our opinion is subject to the following:

1. Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

2.  Non-assessable: Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration to the Constitutional Documents of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

3.  BMA Notice: Under the BMA Notice, the BMA has given general permission for the issuance of shares of Bermuda exempted companies (such as the Company) to a non-resident, where the Equity Securities (as defined in the BMA Notice) are listed on an Appointed Stock Exchange (as defined in the BMA Notice) (which includes the New York Stock Exchange), for as long as any Equity Securities of the Company remain so listed.